Exhibit 19(b)

I, Eric S. Bergeson, President, and I, Kara Becker, Treasurer, of Wasatch Funds Trust (the “Registrant”), each certify that:

1.	The N-CSR of the Registrant (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

By:	/s/ Eric S. Bergeson
Eric S. Bergeson
President (principal executive officer) of Wasatch Funds Trust

Date:	December 3, 2025

By:	/s/ Kara Becker
Kara Becker
Treasurer (principal financial officer) of Wasatch Funds Trust

Date:	December 3, 2025